Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT ( “Agreement”) is made and entered into by and between D3 Technologies, Inc. (“D3” or “Company”), a wholly owned subsidiary of LMI Aerospace, Inc., a Missouri Corporation (“Parent”), and Mr. Richard L. Johnson (“Mr. Johnson”), collectively the “Parties”, as of the date set forth on the signature page (the “Date of this Agreement”).
WHEREAS, Mr. Johnson has been employed with D3 as its President; and

WHEREAS, Mr. Johnson’s employment had been governed by the terms of a an Employment Agreement effective January 1, 2014 (the “Employment Agreement”), which was terminated on September 30, 2014, (the “Termination Date”); and

WHEREAS, pursuant to the terms of the Employment Agreement as well as other understandings with the Company, the Company wishes to provide Mr. Johnson certain compensation and benefits contingent upon execution of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Separation from and Termination of Employment.
a.Termination of Employment. Mr. Johnson confirms that his employment with D3 has ended, including all positions Mr. Johnson holds or has held with the, effective as of the Termination Date. Except for the payments described in this Agreement, Mr. Johnson acknowledges that he has received all compensation and employee benefits to which he is otherwise entitled.
b.Salary Compensation through the Termination Date. Regardless of whether Mr. Johnson executes this Agreement and to the extent that Mr. Johnson has not already received payment, D3 shall pay Mr. Johnson all unpaid base compensation to which he is otherwise entitled at his current rate and status (“Current Base Salary”) as of the Termination Date, for all time worked through the Termination Date, in accordance with D3’s generally applicable policies and procedures.
2.Severance Benefits. Pursuant to the terms of the Employment Agreement and in exchange for execution of this Agreement, D3 shall provide to Mr. Johnson the following Severance Benefits:
a.Severance Pay. D3 shall provide Mr. Johnson with severance pay (“Severance Pay”) equal to Three Hundred Thirty-Five Thousand Three-Hundred Eighty Dollars ($335,380.00), less applicable withholdings, which is the equivalent of twelve (12) months of his Base Salary for the same period. Severance Pay shall be payable in equal installments, according to the Company’s normal payroll policies, commencing on the first practical pay period date following the occurrence of all of the following: (1) Mr. Johnson’s termination of employment; (2) Mr. Johnson’s execution of this Agreement; and (3) expiration of the revocation period described in Section 4.f. without Mr. Johnson having revoked this Agreement.
b.Stock. Mr. Johnson acknowledges that as a result of his termination, in accordance with the terms of his Restricted Stock Agreements (RSAs), he will forfeit any and all rights he has or ever has had in the 3,000 shares and 14,291 shares of stock granted to him on 02/11/13 and 05/13/14, respectively. As consideration for the stock Mr. Johnson will forfeit upon termination, the Company will grant to Mr. Johnson, 17,291 Restricted Stock Units (RSUs), in accordance with the terms defined in the Restricted Stock Unit Agreement (RSUA), attached hereto as Exhibit A.
c.Bonus.    Mr. Johnson shall also be entitled to receive a prorated 2014 bonus payment, equal to three quarters (3/4) of the amount he would have received pursuant to section 5(B) of the Employment

Agreement, but for his termination (“Bonus”). Such Bonus shall be paid in accordance with the terms set forth in the Employment Agreement.
d.Health Plan Continuation Coverage. Mr. Johnson’s coverage under the Company’s Health Plans shall end on the Termination Date. Mr. Johnson may elect to continue to participate in the Health Plans but only to the extent permitted under continuation coverage terms of that Plan and as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Such coverage shall be provided in accordance with terms of the Plans as they may exist or may be amended from time to time. If Mr. Johnson elects COBRA continuation coverage, then for a period equal to the number of months of Severance Pay, Mr. Johnson may pay a reduced COBRA premium for continuation coverage equal to the payroll deduction contribution then being paid each month, by Corporation’s actively employed, similarly situated employees, for the selected Health Plans’ coverage. Such coverage shall be provided in accordance with terms of the Health Plan(s) as may exist or may be amended from time to time. Thereafter, if Mr. Johnson elects to continue COBRA coverage, he will be responsible for payment of the normal, full COBRA premium for the remainder of any coverage continuation thereafter.
e.All payments made under this Agreement, in any form, shall be subject to such withholdings for taxes, including income and employment taxes that D3 determines should be deducted or withheld under applicable law.
f.Except as explicitly provided for in this Agreement, Mr. Johnson shall have no right to any further payments by D3, including payment of bonuses, commissions, deferred compensation, or any other incentive payments including any performance bonus.
g.No Extension of Employment. The period of Mr. Johnson’s employment with D3 will not be extended by reason of payment to him of the Severance Benefits described in Sections 2.a through d. above.

h.D3’s Retirement Plan(s). Mr. Johnson may have vested interests in an D3-sponsored 401(k) plan or other retirement or deferred compensation plan(s). Mr. Johnson’s interests in said plans shall be paid pursuant to the terms of those plans, and nothing in this Agreement shall modify or override those terms. Mr. Johnson’s right to participate in those plans shall terminate on the Termination Date. The amounts paid pursuant to Section 1(c) shall not constitute wages for purposes of the plans.
i.Section 409 (A). This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A. In the event that any provision of this Agreement does not comply with the requirements of Section 409A, D3, in exercise of its sole discretion and without consent of Mr. Johnson, may amend or modify this Agreement in any manner to the extent necessary to meet the requirements of Section 409A.
3.Release by Mr. Johnson.

a.Mr. Johnson, on his behalf and of his heirs, successors, assigns and agents hereby fully releases, discharges and agrees to hold harmless D3, including all of its parent, subsidiary, affiliated and related organizations and entities, as well as all of their officers, directors, shareholders, owners, members, attorneys, agents, employees, servants, insurers, benefit plans, plan administrators and their fiduciaries, (the “Released Parties”), of, from and against all debts, sums of money, fees, claims, charges, demands, actions, causes of action, notes, liabilities and obligations, of whatever nature, whether known or unknown, liquidated, unliquidated, contingent or otherwise, and whether in contract (express or implied), in tort, by statute or otherwise, which Mr. Johnson ever had or now has (or hereafter may have) with respect to anything done or omitted to be done up to the Date of this Agreement and which are or may be based upon any fact, condition, or incident occurring prior to the Date of this Agreement, as well as claims which may arise after the Date of this Agreement that are based or rely upon facts, conditions or incidents occurring before the date of this Agreement including any fact or circumstance related to Mr. Johnson’s employment or separation of employment from D3 (collectively the “Released Claims”).

The Released Claims include but are not limited to all: (i) all claims arising out of or related to Mr. Johnson’s employment with any Released Party, and termination of that employment, (ii) claims for compensation or benefits of any kind or amount other than the compensation and benefits set forth in this Agreement, (iii) claims relating to D3 employment practices or policies; (iv) all claims in tort or in contract arising out of any transaction or interaction between Mr. Johnson and any Released Party; (v) claims under any express or implied contract; (vi) all claims arising under all provisions of applicable state law and statutes and (vii) all other claims arising under any other local, state or federal statutes, regulations or common law including wrongful and/or retaliatory termination and/or discharge of employment claims; contract or promissory estoppel claims; intentional infliction of emotional distress claims; assault and battery claims; negligence claims; tort claims including negligence claims; personal injury claims; third-party claims; slander, libel and/or defamation claims; and/or qui tam claims law and any claims for damages or equitable relief including, but not limited to, lost wages, physical injuries, mental anguish, loss of consortium, unpaid compensation, loss of earning capacity, and medical expenses.

b.    Mr. Johnson represents that no Released Claims are pending in any court, administrative agency, commission or other forum relating directly or indirectly to his employment by D3.

c.     Mr. Johnson understands that he is releasing claims that he may not know about at this time, and that is his intent.

d.    Notwithstanding the foregoing, nothing in this Agreement shall:

1.
Interfere with Mr. Johnson’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), or participate in an EEOC proceeding or to engage in any activity or make any filing or claim that may be made or permitted under federal or state law and that cannot be waived by this Agreement. However, Mr. Johnson agrees to waive any right to recover or accept any money damages or personal relief upon the filing of any such administrative or judicial charges or complaints by Mr. Johnson or by anyone else on his behalf;

2.	Interfere with Mr. Johnson’s right to challenge the validity, enforceability, or knowing and voluntary nature, of this release under the Age Discrimination in Employment Act of 1967 (“ADEA”).

e.    If any person brings any claim contrary to the above releases and waivers of claims provided in Sections 3.a. and c. (except for any action brought pursuant to Section 2(d)(ii) to challenge the validity, enforceability, or knowing and voluntary nature of the general release provided in Section 3.a. and c. pursuant to the ADEA or any charge of discrimination filed with the EEOC), then any party, including any Released Party(ies), who are defendant to that action shall be entitled to reimbursement from the party(ies) who brought such claim or action for costs and attorneys’ fees incurred in defense of that claim.

f.    This Release does not discharge the Parties from obligations they have under this Agreement. Mr. Johnson also waives any rights to, or to be considered for, future employment with the D3.

4.	Provisions Relating to ADEA Release. Mr. Johnson understands that the foregoing general release of claims also releases any claims that Mr. Johnson may have against any Released Party under the

Age Discrimination in Employment Act of 1967. Mr. Johnson represents that he is aware, understands and agree that:
a.The claims released in Sections 3.a. and c. above includes all claims he has or may have arising out of or related to the Age Discrimination in Employment Act (the “ADEA”).
b.Those claims waived, released and discharged in Sections 3.a. and c. above do not include any claims that may arise after the Date of this Agreement;
c.The Severance Pay, Stock, Bonus and COBRA continuation coverage provided pursuant to Sections 2.a through d. provides consideration that Mr. Johnson was not entitled to receive before signing this Agreement;
d.He has twenty-one (21) days from the Termination Date within which to consider this Agreement;
e.He is advised to consult with an attorney regarding, and before signing, this Agreement;
f.He may revoke this Agreement at any time within seven (7) days after the day he signs it, and this document will not become effective or enforceable and no payments or benefits under this Agreement will be payable until the eighth day after the Date of this Agreement, on which day (the “Effective Date”), this Agreement will automatically become effective and enforceable unless revoked within that seven-day period; and
g.This Agreement is not being provided in connection with a uniform or standard group employment termination or exit incentive program.
5.Return of D3 Property. Mr. Johnson hereby warrants that he has returned to D3 all D3 property and documents in his possession and control including, but not limited to, D3 files and, notes, records, computer recorded information, tangible property, credit cards, entry cards, pagers, identification badges, and keys, and all other equipment and property issued by D3 to Mr. Johnson, including, but not limited to, any materials of any kind which contain or embody any proprietary or confidential Information.
6.Confidentiality. Mr. Johnson agrees that the existence and terms of this Agreement are confidential. Without the prior written authorization of D3, Mr. Johnson shall not at any time, directly or indirectly, discuss with or disclose to anyone (other than to Mr. Johnson’s spouse, his attorneys and or as otherwise required by law), the terms or existence of this Agreement.
7.Non Disparagement.  Mr. Johnson shall refrain from making any derogatory, disparaging or negative comments, written or oral and whether true or untrue, about D3, or any of the Released Parties, to the press, to present or former employees, customers, or suppliers of D3 or Parent, to any individual or entity with whom or which D3 has a current or prospective business relationship, or to anyone else which could adversely affect the conduct of D3’s business or reputation. Nothing in this paragraph prohibits Mr. Johnson from complying with a court order or lawful subpoena that Mr. Johnson has not caused to be issued.
8.No Admission of Liability or Wrongdoing. Both Parties to this Agreement agree that its existence and payments are not an admission of any wrongdoing, unlawful conduct or liability by either Party and both Parties agree not to assert that this Agreement is an admission of wrongdoing or liability. The Parties agree that this Agreement is a compromise and settlement of claims.

9.
Cooperation. If requested by D3, Mr. Johnson agrees to provide D3 with his full cooperation and assistance (including without limitation, and by way of example only, making himself reasonably available for interviews, depositions, reviewing and signing declarations, and trial testimony) in any future litigation, administrative proceeding, claim, or investigation (internal or external), which arises out of, or relates to, D3, its products and services, and/or any information Mr. Johnson created, developed or acquired by and through his employment with D3. D3 will reimburse Mr. Johnson’s reasonable costs and expenses incurred in providing such assistance, if any.

10.	Continuation and Effect of Prior Agreements.

a.    As a party to the Employment Agreement (Exhibit B), Mr. Johnson acknowledges that he has certain continuing obligations to D3 including specific obligations relating to non-disclosure, confidentiality and non-solicitation as specified in the Employment Agreement.

b.    The Parties agree that nothing in this Agreement alters the obligations of Mr. Johnson under Sections 8 and 9 of the Employment Agreement. Accordingly, those provisions of the Employment Agreement will continue in full force and effect as specified therein regardless of any provision of this Agreement and regardless of whether Mr. Johnson executes this Agreement or not.
c.    The obligations specified in (a) and (b) above each will be enforced pursuant to the terms of the Employment Agreement.

11.	Miscellaneous.
a.Entire Agreement. This Agreement is the entire agreement between the parties regarding its subject matter and supersedes and cancels all prior or contemporaneous oral or written agreements and understandings between them regarding the subject matter hereof except as specified in Section 9.
b.Binding Nature. This Agreement shall be binding upon and inure to the benefit of D3, its parent, successors and assigns. This Agreement shall be binding upon and inure to the benefit of Mr. Johnson, and his heirs, executors and administrators.
c.Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been included.
d.No Waiver. No waiver by any party of any breach by any other party of any provision shall be deemed to be a waiver of any other breach or of any other provision of this Agreement.
e.    Breach Remedy. If Mr. Johnson breaches or threatens to breach any obligations under this Agreement, D3 and Released Parties may experience irreparable harm for which money damages will not provide an adequate remedy. D3 or any Released Party may seek appropriate equitable relief in addition to legal relief. Furthermore, in the event of a breach by Mr. Johnson, the Parties expressly agree that D3 shall be relieved of any further obligation to make any payments or provide any benefits required under this Agreement and the Severance Pay paid under Section 1 hereof shall, upon demand by D3, be repaid by Mr. Johnson within ten (10) days of such demand.

In the event of a breach by either Party or any action by either Party to enforce the terms of this Agreement, except as provided in Section 2.d(ii) above for any action brought to challenge the validity, enforceability, or knowing and voluntary nature, of this release under the Age Discrimination in Employment Act, if D3 at all prevails in any action to enforce the Agreement or remedy the breach, it shall be entitled to recover from the other party its costs, including attorneys' fees, incurred to enforce this Agreement or to defend such action.

This remedy is in addition to, and shall not superseded or replace, the fee recovery provisions of Section 2.e. by which the Released Parties shall recover attorneys’ fees and costs for the defense of any action or claims brought in violation of the terms of Paragraph 2.

f.    Choice of Law and Venue. This Agreement is a Missouri contract to be construed under and governed by the laws of the State of Missouri without giving effect to any choice or conflict of law principles of any jurisdiction. The Parties agree that any dispute related to this Agreement or its application, interpretation or enforcement shall be resolved only in the United States District Court for the Eastern District of Missouri, if that court possesses jurisdiction, or otherwise in the Circuit Court for the County of St. Charles, Missouri, Eleventh Judicial Circuit, and shall be resolved by trial before a judge without benefit of a jury.

All parties hereto specifically waive any entitlement that they may have to trial by jury. The parties hereto agree that any service of process may be made by mail to the principal place of business or residence of each party and this constitutes proper service of process under applicable law in any action or proceeding under or in respect of this Agreement.

g.    Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

h.    Amendment. This Agreement shall not be modified or amended except by a writing executed by the parties hereto, duly authorized as applicable.

i.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument. Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.

MR. JOHNSON HAS READ THIS DOCUMENT, FULLY UNDERSTANDS EVERY TERM AND VOLUNTARILY AND KNOWINGLY ENTERS INTO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Dated: October 2, 2014            /s/ Richard L. Johnson_______________
Richard L. Johnson

Dated: October 2, 2014            /s/ Daniel G. Korte_____________
D3 Technologies, Inc.
Daniel G. Korte
Title: Vice-President

Exhibit A
Restricted Stock Unit Agreement: #367

THE RESTRICTED STOCK UNITS AWARDED UNDER THIS RESTRICTED STOCK UNIT AWARD AGREEMENT ARE SUBJECT TO A SUBSTANTIAL RISK OF FORFEITURE UNTIL VESTED.
LMI AEROSPACE, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

TO:	Richard L. Johnson

For the purposes set forth in the LMI Aerospace, Inc. ("Company") 2005 Long-Term Incentive Plan, as the same may be amended from time to time (the "Plan"), you have been determined to be an Eligible Person and have been awarded by the Committee Seventeen Thousand Two Hundred Ninety-one (17,291) Stock Units (the "Stock Units"), which award (the "Award") is subject to and conditioned upon your acceptance of this Restricted Stock Unit Award Agreement (the "Agreement").

The terms of the Award are as set forth in this Agreement and in the Plan. The Plan is incorporated into this Agreement by reference, which means that this Agreement is limited by and subject to the express terms and provisions of the Plan. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control. Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan. The more salient terms of the Award are summarized as follows:

1.    Grant Date:    September 30, 2014

2.    Number of Restricted Stock Units Subject to this Award:    17,291

As used herein, the term “Stock Unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Company’s Common Stock (“Share”) solely for purposes of the Plan and this Award Agreement. The Stock Units shall be used solely as a device for the determination of the payment to eventually be made to the Participant if such Stock Units vest pursuant to this Award Agreement. The Stock Units shall not be treated as property or as a trust fund of any kind.

3.    Restricted Period. Restricted Stock Units awarded hereunder shall with respect to 100% of the stock units remain unvested and restricted for a period commencing on the Grant Date specified in paragraph 1 above and ending on January 31, 2016 (the “Restricted Period”) provided, however, that notwithstanding the foregoing, the "Restricted Period" shall earlier lapse and such Restricted Stock Units shall vest and become unrestricted upon your death or Permanent Disability.

4.Termination. All Restricted Stock Units granted under this Agreement shall terminate upon the termination of your status as an Eligible Person of the Company and its Affiliates at any time during the Restricted Period for any reason other than your death or Permanent Disability. Upon such termination, you will forfeit all rights to any benefits under this Agreement.

5.No Rights as a Stockholder.

(a)You shall have no rights as a shareholder of the Company, no dividend rights (except as expressly provided in paragraph 5(b) with respect to Dividend Equivalent Rights) and no voting rights, with respect to the Stock Units or any Shares underlying or issuable in respect of such Restricted Stock Units until such Shares are actually issued to and held of record by you. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the stock certificate or book entry evidencing such Shares.

(b)    As of any date that the Company pays an ordinary cash dividend on its Common Stock, the Company shall credit you with a dollar amount equal to (i) the per share cash dividend paid by the Company on its Common Stock on such date, multiplied by (ii) the total number of Restricted Stock Units (with such total number adjusted pursuant to Section 4 of the Plan) subject to the Award that are outstanding immediately prior to the record date for that dividend (a “Dividend Equivalent Right”). Any Dividend Equivalent Rights credited pursuant to the foregoing provisions of this paragraph 5(b) shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original Stock Units to which they relate; provided, however, that the amount of any vested Dividend Equivalent Rights shall be paid in cash. No crediting of Dividend Equivalent Rights shall be made pursuant to this paragraph 5(b) with respect to any Stock Units which, immediately prior to the record date for that dividend, have either been paid pursuant to paragraph 6 or terminated pursuant to paragraph 4.

6.Timing and Manner of Payment of Stock Units. On or as soon as administratively practical following the termination of the Restricted Period (whether by the expiration or earlier termination thereof as provided in paragraph 3) (the “Vesting Date”) (and in all events not later than two and one-half (2 1/2) months after such vesting event), the Company shall deliver to you a number of Shares (either by delivering one or more certificates for such Shares or by entering such Shares in book entry form, as determined by the Company in its discretion) equal to the number of Restricted Stock Units subject to this Award that vest on the applicable Vesting Date and cash equal to the Dividend Equivalent Rights, less any tax-related items deemed by the Company to be an appropriate charge to you even if technically due by the Company as further set forth in paragraph 9, unless such Restricted Stock Units terminate prior to the given Vesting Date pursuant to Section 4. The Company’s obligation to deliver Shares or otherwise make payment with respect to vested Restricted Stock Units is subject to the condition precedent that you or other person entitled under the Plan to receive any Shares with respect to the vested Restricted Stock Units deliver to the Company any representations or other documents or assurances required pursuant to Section 11(a) of the Plan. You shall have no further rights with respect to any Restricted Stock Units that are paid or that terminate pursuant to Section 4.
7.Beneficiary Designation. You may designate a beneficiary for each outstanding grant of Restricted Stock Units in the event of your death. If no beneficiary is designated or the beneficiary does not survive you, the award shall be made to your surviving spouse, or, if there is none, to your estate.

8.Restrictions on Transfer. During the Restricted Period, the Restricted Stock Units awarded to you pursuant to this Agreement shall not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered except as provided in this Agreement or in the Plan.

9.Taxes.

(a)Generally. You are ultimately liable and responsible for all taxes owed in connection with the Award, regardless of any action the Company or any of its subsidiaries takes with respect to any tax withholding obligations that arise in connection with the Award. Neither the Company nor any of its subsidiaries makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Award or the subsequent sale of Shares after the Restricted Stock Units has vested. The Company and its subsidiaries do not commit and are under no obligation to structure the Award to reduce or eliminate your tax liability.

(b)Payment of Withholding Taxes. The payment of Restricted Stock Units (i.e., the distribution of the Shares) and Dividend Equivalent Rights will trigger a taxable event. Prior to the payment, you must arrange for the satisfaction of the minimum amount of such tax, whether federal, state or local, including any social security tax obligation ("Tax Withholding Obligation") in a manner acceptable to the Company.

You may satisfy your Tax Withholding Obligation by:

(i)delivering of a certified check payable to the Company, c/o the Corporate Secretary, at the address specified in Section 12, or such other address as the Company may from time to time direct; or

(ii)electing in writing to have the Company retain that number of Shares and/or any Dividend Equivalent Rights having a Fair Market Value equal to the minimum amount required to be withheld (rounded downward to the nearest whole Share in the case of an election to use Shares ) determined on the applicable payment date; or

(iii)    such other means as the Committee may permit;

provided, however, that if you do not elect the means by which you will satisfy your Tax Withholding Obligation prior to the date on which the amount of tax to be withheld is determined, the Company may satisfy this obligation by any means reasonable, including automatic deduction from your check (s) for compensation.

10.Registration. The Company currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the Shares. The Company intends to maintain this registration but has no obligation to do so. If the registration ceases to be effective, you will not be able to transfer or sell shares even after the restrictions lapse unless exemptions from registration under applicable securities laws are available. Such exemptions from registration are limited and might be unavailable. You agree that any resale by you of Shares shall comply in all respects with the requirements of all applicable securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder) and any other law, rule or regulation applicable thereto, as such laws, rules and regulations may be amended from time to time. The Company shall not be obligated to either issue the Shares or permit the resale of any shares following vesting, if such issuance or resale would violate any such requirements.

11.Limitation on Rights; No Right to Future Grants. By entering into this Agreement and accepting the Award, you acknowledge that: (a) the Plan is discretionary and may be modified, suspended or terminated by the Board at any time as provided in the Plan; (b) the grant of the Award is a one-time benefit and does not create any contractual or other right to receive future grants of awards or benefits in lieu of awards; (c) all determinations with respect to any such future grants, including, but not limited to, the times when awards will be granted, the number of shares of Common Stock or Stock Units subject to each award, the award price, if any, and the time or times when each award will be settled, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the Award is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, long-term service awards, pension or retirement benefits or similar payments; (f) the future value of the common stock subject to the Award is unknown and cannot be predicted with certainty; and (g) neither the Plan, the Award nor the issuance of the Restricted Stock Units or Shares confers upon you any right to any relationship with the Company or any subsidiary other than as expressly provided hereby or thereby.

12.Execution of Award Agreement. Please acknowledge your acceptance of the terms and conditions of the Award by signing the original of this Agreement and returning it to the Corporate Secretary of the Company at the principal corporate offices of the Company at 411 Fountain Lakes Blvd., St. Charles, Missouri 63301. If you do not sign and return this Agreement, the Company is not obligated to provide you any benefit hereunder and may refuse to issue Restricted Stock Units to you.
13.Governing Law. The validity, construction, and effect of this Agreement and regulations relating to this Agreement, shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Missouri.
14.Rights and Remedies Cumulative. All rights and remedies of the Company and you enumerated in this Agreement shall be cumulative and, except as expressly provided otherwise in this Agreement, none shall exclude any other rights or remedies allowed by law or in equity, and each of said rights or remedies may be exercised and enforced concurrently.
15.Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction-or interpretation of this Agreement or any provision thereof.
16.Entire Agreement. This Agreement and the Plan constitute the entire agreement between the Company and you in respect of the subject matter of this Agreement, and this Agreement supersedes all prior and contemporaneous agreements between the parties hereto in connection with the subject matter of this Agreement. No officer, employee or other servant or agent of the Company, and no servant or agent of you is authorized to make any representation, warranty or other promise not contained in this Agreement. No change, termination or attempted waiver of any of the provisions of this Agreement shall be binding upon any party hereto unless contained in a writing signed by the party to be charged.
17.Successors and Assigns. At the option of the Company, the rights of the Company under this Agreement may be transferable to any one or more persons or entities, and all covenants and agreements hereunder so transferred shall inure to the benefit of, and be enforceable by, such transferees.
Very truly yours,
LMI AEROSPACE, INC.
By: /s/ Clifford Stebe
Name: Clifford Stebe
Title:    Chief Financial Officer
Facsimile: 636-916-2151

ACCEPTANCE AND ACKNOWLEDGMENT
I, a resident of ________________(state, or country if other than U.S.), accept and agree to the terms of the Award described in this Agreement and in the Plan, acknowledge receipt of a copy of this Agreement, the Plan and the applicable Plan Summary, and acknowledge that I have read them carefully and that I fully understand their contents.

Dated:

Name
Address
City, State Zip Code

Tax Payer ID